Exhibit 3
Stock Transfer Agreement
     This agreement (the “Agreement”) dated as of this 3rd day of February 2006 by and among Grubb & Ellis Company, a Delaware corporation having an address at 2215 Sanders Road, Suite 400, Northbrook, Illinois 60062 (“the Company”), and each of Melvin F. Lazar (“Lazar”), William H. Downey (“Downey”), Alan M. Stillman (“Stillman”), C. Michael Kojaian (“Kojaian”), and Mark E. Rose (“Rose”).
     WHEREAS, each of Lazar, Downey, Stillman, Kojaian and Rose (each is hereinafter referred to as a “Transferee,” and collectively hereinafter referred to as the “Transferees”) has agreed to serve on the Board of Directors of the Company’s subsidiary, Grubb & Ellis Realty Advisors (“Realty Advisors”); and
     WHEREAS, as consideration for serving on the Board of Directors of Realty Advisors, the Company has heretofore transferred to each Transferee 41,670 shares of common stock, par value $.0001 per share (the “Common Stock”) of Realty Advisors; and
     WHEREAS, on February 3, 2006, Realty Advisors effected a one for 1.441932 reverse split of its Common Stock (the “Reverse Split”), and after giving effect to the Reverse Split, each of the Transferors beneficially owned 28,898 shares of Common Stock; and
     WHEREAS, the Company has agreed with each of the Transferees that he shall continue to own the same number of shares of Common Stock of Realty Advisors subsequent to the Reverse Split that he owned prior to the Reverse Split.
     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Share Transfers. Upon the execution hereof, each Transferee shall hereby acquire from the Company and the Company hereby transfers to each Transferee, beneficial ownership of 12,772 shares of Common Stock of Realty Advisors (the “Shares”). After giving effect to such transfer of the Shares to the Transferees, each of the Company and the Transferees shall own the number of shares of Common Stock of Realty Advisors set forth on Schedule I annexed hereto.
     2. Company Representations. Company represents and warrants to each of the Transferees: (i) that at all times prior to the transfer thereof to the Transferees, it was the lawful record and beneficial owner of the Shares free and clear of all liens, claims, encumbrances or restrictions of any kind, other than (x) restrictions under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and/or any other applicable federal or state securities laws, and (y) the restrictions described in the “Registration Statement” (as that term is hereinafter defined); (ii) that it has all necessary power and authority to enter into and execute and deliver this Agreement, and this Agreement constitutes a valid and binding obligation of the Company with respect to each Transferee, assuming the valid execution and delivery hereof by such Transferee; and (iii) that upon the execution hereof, each of the Transferees will acquire valid title to, and undisputed record and beneficial ownership of, the Shares, free and clear of any liens, claims, encumbrances or restrictions of any nature whatsoever other than restrictions imposed by (x) the Securities Act and/or any other applicable securities laws, and (y) restrictions described in the Registration Statement.
     3. Transferee Representations; Letter Agreement. Each Transferee hereby represents and warrants on his own behalf and not on behalf of any other Transferee that: (i) he is acquiring the Shares solely for his own account for investment purposes only, and not with a view towards, or the present intention of, effecting the distribution or resale thereof in whole or in part; (ii) that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended; (iii) that he has adequate means of providing for his current financial needs and possible contingencies, has no need for liquidity in his investment in the Shares, and he is able to bear the economic risk of a complete loss in his investment in the Shares; and (iv) that the Shares being transferred hereunder are characterized as “restricted securities” under the federal securities laws inasmuch as they were initially acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations, such shares of Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In addition, each Transferee expressly acknowledges and agrees on his own behalf that as a condition to his receipt of the Shares that he agrees to be subject to and bound by all the terms and conditions regarding the Shares as described in that certain registration statement of Realty Advisors on Form S-11, Registration No. 333-129190, as same may be amended from time to time (the “Registration Statement”), including but not limited to the placement of the Shares into escrow with Continental Stock Transfer & Trust Company, as escrow agent (the “Escrow Agent”). In furtherance of the foregoing, each Transferee agrees that the Shares shall be deemed to be “Insider Shares” pursuant to that certain letter agreement heretofore executed and delivered by each Transferee to Realty Advisors.
     4. Delivery of Certificates. Subsequent to the execution hereof, and no later than the closing of the public sale of the shares of Common Stock of Realty Advisors contemplated by the Registration Statement, the Company shall cause to be delivered to the Escrow Agent a stock certificates representing the shares owned by each Transferee, which stock certificate shall be appropriately legended and shall be held by the Escrow Agent in accordance with all of the terms and conditions described in the Registration Statement.
     5. Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
     6. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement, writing or understanding among the parties hereto with respect to the subject matter hereof.
     7. Amendment; Waiver. Except as provided otherwise herein, this Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by all of the parties hereto.
     8. Governing Law. This Agreement shall be governed by and construed in accordance of the laws of the State of Delaware without giving effect to such State’s conflicts of laws provisions. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the Federal and State Courts located in the State of Delaware, County of Kent.
     9. Counterpart Signatures. This Agreement may be executed in one or more original or facsimile counterparts, but when taken together shall constitute one instrument.
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     In witness whereof the parties hereto have executed and delivered this Agreement as of the date first set forth above.

GRUBB & ELLIS COMPANY

By:	/s/ Shelby Sherard
	Name:	Shelby Sherard
	Title:	Chief Financial Officer

TRANSFEREES:

/s/ Melvin F. Lazar
Melvin F. Lazar

/s/ William H. Downey
William H. Downey

/s/ Alan M. Stillman
Alan M. Stillman

/s/ C. Michael Kojaian
C. Michael Kojaian

/s/ Mark E. Rose
Mark E. Rose

SCHEDULE I

Number of Shares
Grubb & Ellis Company	4,492,505
Melvin F. Lazar	41,670
William H. Downey	41,670
Alan M. Stillman	41,670
C. Michael Kojaian	41,670
Mark E. Rose	41,670